Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENOVATION CONTROLS, INC.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

ENOVATION CONTROLS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Enovation Controls, Inc. The original certificate of incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on June 2, 2014.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 141(f) and Section 242 of the DGCL and by the stockholders of the Corporation in accordance with Section 228 and Section 242 of the DGCL.

3. This Amended and Restated Certificate of Incorporation, which amends and restates and integrates the original certificate of incorporation of the Corporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

4. The original certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Enovation Controls, Inc. (hereinafter the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent, 19901. The name of the registered agent of the Corporation at that address is Capitol Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

At the effective time of this Amended and Restated Certificate of Incorporation, (1) each share of the Common Stock, par value $0.00001 per share, of the Corporation authorized by the original certificate of incorporation of the Corporation and issued and outstanding immediately prior to the effective time of this Amended and Restated Certificate of Incorporation (the “Prior Shares”) shall be redeemed in consideration of the payment to the registered holder thereof of an amount in cash equal to $0.01 per Prior Share and (2) all such redeemed Prior Shares shall be cancelled and retired and shall cease to exist.

Part A: Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is [                ] shares, consisting of (1) [                ] shares of Class A Common Stock, each having a par value of $0.00001 per share (the “Class A Common Stock”), (2) [                ] shares of Class B Common Stock, each having a par value of $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (3) [                ] shares of Preferred Stock, each having a par value of $0.00001 per share (the “Preferred Stock”).

The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof (unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations relating to any such series of Preferred Stock), irrespective of the provisions of Section 242(b)(2) of the DGCL.

Part B: Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

Section 1. Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

(a) Each holder of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

(b) Each holder of Class B Common Stock, as such, shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

(c) The holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock on any matter, as a single class with such holders of Preferred Stock on such matter).

Section 2. Dividends.

(a) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or a right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions, holders of outstanding shares of Class A Common Stock shall be entitled to receive, ratably in proportion to the number of shares held by them, dividends and other distributions (whether payable in cash, in shares of capital stock or other securities of the Corporation or other property of the Corporation) as, if and when such dividends are declared on the Class A Common Stock by the Board of Directors of the Corporation (the “Board of Directors”) out of the assets or funds of the Corporation legally available therefor.

(b) Dividends and other distributions shall not be declared or paid on the shares of Class B Common Stock, except that in the event a dividend is paid on the Class A Common Stock in the form of shares of Class A Common Stock (or rights to acquire such shares), then a proportionate dividend in the form of shares of Class B Common Stock (or rights to acquire such shares) shall be paid on the Class B Common Stock.

Section 3. Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (whether voluntary or involuntary), after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of outstanding shares of Class A Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution, ratably in proportion to the number of shares held by each such holder. The holders of outstanding shares of Class B Common Stock, as such, shall not be entitled to receive any distribution of assets of the Corporation in the event of any such liquidation, dissolution or winding up of the affairs of the Corporation. A merger or consolidation of the Corporation with or into any other entity or a sale or transfer of all or any part of the assets of the Corporation, in any such case that does not in fact result in the liquidation of the Corporation and the distribution of its assets to its stockholders, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

Section 4. No Conversion Rights. The shares of any class of Common Stock shall not be convertible into, or exchangeable for, shares of any other class of Common Stock, or shares of Preferred Stock (or any series of Preferred Stock) or any other shares of the Corporation’s capital stock.

Section 5. No Preemptive Rights. No holder of shares of Common Stock shall have any preemptive right to subscribe for any shares of any class of capital stock of the Corporation, whether now or hereafter authorized.

Section 6. Exchange Rights. Each holder of a limited liability company interest of Enovation Controls, LLC, an Oklahoma limited liability company (“Enovation LLC”), that is designated as a “Common Unit” (each, an “LLC Unit”) other than the Corporation (each, a “Rightholder”) shall have the right (the “Exchange Right”) to exchange a number of LLC Units together with an equivalent number of shares of Class B Common Stock, as such number may be adjusted equitably for any stock split, stock dividend or reverse stock split of the Class B Common Stock, for a like number of fully paid and non-assessable shares of Class A Common Stock, on the terms and subject to the conditions set forth in this Section 6 and in the Second Amended and Restated Operating Agreement of Enovation Controls, LLC, dated as of                  , 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “LLC Operating Agreement”).

(a) Each share of Class B Common Stock exchanged pursuant to the Exchange Right shall be cancelled by the Corporation effective as of the applicable Closing (as defined in the LLC Operating Agreement) and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. All such cancelled shares of Class B Common Stock shall be deemed to be retired and may be reissued only in connection with future issuances, if any, of LLC Units.

(b) If fewer than all of the shares of Class B Common Stock represented by any certificate surrendered by a Rightholder in connection with an exercise of the Exchange Right are to be exchanged and cancelled, the Corporation shall deliver to or upon the written order of such Rightholder, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate that are not being exchanged and cancelled.

(c) At each Closing, the Corporation shall issue to the exchanging Rightholder the number of shares of Class A Common Stock issuable to such Rightholder in connection with such exchange (except to the extent that the Corporation has elected to pay cash in lieu of any such shares of Class A Common Stock in accordance with the terms and provisions of the LLC Operating Agreement) and shall deliver to or upon the written order of such Rightholder a certificate or certificates for such number of shares of Class A Common Stock. The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares (or shares held in the treasury of the Corporation) the number of shares of Class A Common Stock as may from time to time be required for the exchange of all of the outstanding LLC Units pursuant to the terms of the LLC Operating Agreement.

Section 7. Redemption of Class B Common Stock. If one or more Unvested Common Units (as defined in the LLC Operating Agreement) are forfeited and cancelled pursuant to the LLC Operating Agreement, an equivalent number of shares of Class B Common Stock, as such number may be adjusted equitably for any stock split, stock dividend or reverse stock split of the Class B Common Stock, held by such holder of forfeited and cancelled Unvested Common Units shall automatically, and without further action on the part of the Corporation, Enovation LLC or such holder, be cancelled by the Corporation and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. All such cancelled shares of Class B Common Stock shall be deemed to be retired and may be reissued only in connection with future issuances, if any, of LLC Units.

Section 8. Transfers of Class B Common Stock.

(a) No holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any Person (as defined below) unless such holder transfers an equal number of LLC Units to the same Person and such transfer is otherwise permitted pursuant to the LLC Operating Agreement. If a holder of shares of Class B Common Stock transfers LLC Units to any Person, such holder must transfer an equal number of shares of Class B Common Stock to the same Person. The term “Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of any such entity.

(b) The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish that the transferee is permitted to hold such shares of Class B Common Stock under the terms hereof and under the LLC Operating Agreement.

(c) Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in paragraph (a) of this Section 8 (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner (the “Purported Owner”) of any shares of Class B Common Stock in violation of the Restrictions, the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation or its transfer agent. The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof. Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Corporation’s transfer agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 8 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 8. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to any holder of shares of Class B Common Stock.

(d) All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE / BOOK ENTRY] ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 9. Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of Common Stock and the LLC Units are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. Pursuant to the LLC Operating Agreement, the LLC Units may not be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the Class A Common Stock and the Class B Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Part C: Preferred Stock. The Board of Directors is expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, to establish the number of shares to be included in each such series and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such series may be (1) subject to redemption at such time or times and at such price or prices, (2) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other series of Preferred Stock or any other class or classes of capital stock of the Corporation, (3) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (4) convertible into, or exchangeable for, shares of any other series of Preferred Stock or any other class or classes of capital stock of the Corporation at such price or prices, or at such rates of exchange, and with such adjustments, in each case as may be stated in such resolution or resolutions. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to voting powers or the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions adopted by the Board of Directors providing for the issuance of the various series. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by separate classes unless expressly provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series. The Board of Directors is expressly authorized to increase or decrease the number of shares of any series of Preferred Stock so established, whether before or subsequent to the issue of any shares of such series, but not below the number of shares of such series then outstanding. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions of the Board of Directors originally fixing the number of shares of such series.

Except as otherwise expressly provided in any certificate of designations designating any series of Preferred Stock pursuant to the foregoing provisions of this PART C, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Part D: Power to Sell and Purchase Shares.

Section 1. Sale of Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of the shares of any class or series of capital stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law; provided, however, that the Corporation shall issue and sell shares of (a) Class A Common Stock only to the extent such issuance and sale complies with the LLC Operating Agreement and (b) Class B Common Stock only in connection with the issuance by Enovation LLC of an equivalent number of LLC Units, as such number may be adjusted equitably for any stock split, stock dividend or reverse stock split of the Class B Common Stock, in connection with any new capital raises, reclassifications, interest splits or exchanges, distributions, mergers or other business combinations, or recapitalizations. In furtherance of the foregoing, each time Enovation LLC issues LLC Units in connection with any new capital raises, reclassifications, interest splits or exchanges, distributions, mergers or other business combinations, or recapitalizations, the Corporation shall issue and sell to the holder of such LLC Units an equal number of shares of Class B Common Stock at a purchase price equal to the par value of such shares, subject only to the payment of the applicable purchase price therefor by the holder thereof.

Section 2. Purchase of Shares. Subject to the requirements of applicable law, the Corporation shall have the power to purchase or redeem all or any part of the shares of any class or series of capital stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not lesser consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law. In the event that the Corporation determines to repurchase any shares of Class A Common Stock, the Corporation shall, as the managing member of Enovation LLC, cause Enovation LLC to repurchase from the Corporation an equal number of LLC Units, and the proceeds received by the Corporation from Enovation LLC in such repurchase shall be used by the Corporation to fund the Corporation’s repurchase of shares of Class A Common Stock.

ARTICLE V

BOARD OF DIRECTORS

Section 1. General Authority. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority herein or by statute expressly conferred, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation and any Bylaws of the Corporation (the “Bylaws”) adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted. The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws.

Section 2. Number of Directors. The number of directors constituting the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. Each director shall be a natural person.

Section 3. Classification of Directors. The directors shall be divided into three (3) classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into the three classes shall be determined by a majority of the Board of Directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effective time of this Amended and Restated Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third annual meeting of stockholders to be held following their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain as nearly equal as possible the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 4. Election of Directors. Directors shall be elected by a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at such annual meeting and entitled to vote thereon. No holder of Common Stock shall be entitled to cumulate votes on behalf of any candidate for a directorship. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 5. Term of Office; Resignation and Removal.

(a) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor is duly elected and qualified or until her or her earlier death, resignation or removal from office.

(b) A director may resign at any time in accordance with the Bylaws.

(c) Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the combined voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 6. Vacancies and Newly Created Directorships. Except as otherwise required by law, unless the Board of Directors otherwise determines, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors resulting from the death, resignation, removal from office or other cause shall be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. A director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that coincides with the remaining term of that class. A director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor in office.

Section 7. Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8. Right of the Preferred Stock. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Article V applicable thereto except to the extent otherwise provided in the certificate of designations relating to any such series of Preferred Stock. Notwithstanding the foregoing, such directors so elected shall not be divided into classes pursuant to Section 3 of this Article V unless expressly provided by the terms of such series of Preferred Stock.

Section 9. Limitation of Personal Liability. To the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL or any other law of the State of Delaware is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the DGCL or other law of the State of Delaware, as so amended. Neither the amendment nor repeal of this Section 9, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 9, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability or any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Section 9, would accrue or arise, prior to such amendment, repeal, adoption or modification.

ARTICLE VI

STOCKHOLDER ACTION; BOOKS

Section 1. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

Section 2. Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by or at the direction of (a) the Chairman of the Board of Directors, if there be one, (b) directors constituting a majority of the entire Board of Directors, (c) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings and (d) prior to the Voting Threshold Date (as defined below), the beneficial owners of shares of capital stock of the Corporation entitled to exercise at least a majority of the combined voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Except to the extent provided in clause (d) of the first sentence of this Section 2, the ability of the stockholders to call a special meeting of the stockholders of the Corporation is hereby specifically denied. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. “Voting Threshold Date” means the date on which the Founder Entities (as defined below) cease to beneficially own shares of capital stock of the Corporation entitling them to exercise at least a majority of the combined voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. “Founder Entities” means, collectively, Murphy Group, Inc., an Oklahoma corporation, EControls Group, Inc., a Texas corporation, their respective Affiliates (as defined below) and each of their respective successors. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. For the purpose of this Amended and Restated Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3. Prior to the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of issued and outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Bylaws. From and after the Voting Threshold

Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at an annual or special meeting of the stockholders of the Corporation duly noticed and called in accordance with the DGCL and the Bylaws and may not be effected by any consent in writing by such holders, and the ability of the stockholders of the Corporation to consent in writing to the taking of any action without a meeting is hereby specifically denied.

Section 4. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VII

BUSINESS COMBINATIONS

Section 1. Opt Out of DGCL Section 203. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Limitation on Business Combinations. The Corporation shall not engage in any Business Combination (as defined below) with any Person (as defined below) that is an Interested Stockholder (as defined below) for a period of three (3) years following the time that such Person became an Interested Stockholder, unless:

(a) prior to the time that such Person became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction that resulted in such Person becoming an Interested Stockholder;

(b) upon consummation of the transaction that resulted in such Person becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined below) of the Corporation that was outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned by (i) Persons who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to the time that such Person became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding Voting Stock of the Corporation that is not owned by the Interested Stockholder (or by Affiliates or Associates of the Interested Stockholder).

Section 3. Exception. The restrictions contained in this Article VII shall not apply if the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction that (a) constitutes one of the transactions described in the second sentence of this Section 3, (b) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors and (c) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to: (i) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation (or of any direct or indirect majority owned subsidiary of the Corporation), other than to any direct or indirect wholly owned subsidiary or to the Corporation, having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined below) of the Corporation or (iii) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this Section 3.

Section 4. Definitions. As used in this Article VII only, the term:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock, (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation (or any direct or indirect majority owned subsidiary of the Corporation) with (A) the Interested Stockholder or (B) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, neither Section 203 of the DGCL nor Section 2 of this Article VII is applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation (or of any direct or indirect majority owned subsidiary of the Corporation) which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation (or by any direct or indirect majority owned subsidiary of the Corporation)

of any Stock of the Corporation (or of such subsidiary) to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such, (B) pursuant to a merger under Section 251(g) of the DGCL, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation (or any such subsidiary) which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of said Stock or (E) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (C) through (E) of this paragraph (iii) shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation (or any direct or indirect majority owned subsidiary of the Corporation) that has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation (or of any such subsidiary) that is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in paragraphs (i) through (iv) of this subsection (c)) provided by or through the Corporation (or any direct or indirect majority owned subsidiary of the Corporation).

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article VII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “Interested Stockholder” means (i) any Person that is (A) the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation or (B) an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder or (ii) an Affiliate or Associate of a Person described in clause (i) of this subsection (e); provided, however, that the term “Interested Stockholder” shall not include (1) the Corporation or any direct or indirect majority owned subsidiary of the Corporation, (2) the Founder Entities, (3) any Person who purchases or otherwise acquires (other than in a registered public offering) five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) from one or more of the Founder Entities, provided that (A) such Person was not an Interested Stockholder immediately prior to such purchase or acquisition and (B) the Founder Entity(ies) from which such Person acquired such Voting Stock provide(s) written notice to the Corporation, on or before the date of such acquisition, that such Person shall not be deemed an “Interested Stockholder” for purposes of this Article VII as a result of such acquisition, (4) a Person that satisfies the conditions for being an Interested Stockholder but that did so inadvertently if such Person (A) as soon as practicable divests itself of ownership of sufficient shares so that such Person ceases to satisfy the conditions for being an Interested Stockholder and (B) would not have been an Interested Stockholder at any time within the three-year period immediately prior to a Business Combination between the Corporation and such Person, but for the inadvertent acquisition of ownership, or (5) any Person whose ownership of Voting Stock of the Corporation in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that such Person shall be an Interested Stockholder if, thereafter, such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action taken solely by the Corporation not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of subsection (f) of this Section 4 but shall not include any other unissued Stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner” (including the terms “own” and “owned”), when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates:

(i) beneficially owns such Stock, directly or indirectly;

(ii) has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange, or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of paragraph (ii) of this subsection (f)) or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock.

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Stock” means (i) with respect to any corporation, capital stock, and (ii) with respect to any other entity, any equity interest.

(i) “Voting Stock” means (i) with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors, and (ii) with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of or voting power conferred by such Voting Stock.

ARTICLE VIII

INDEMNIFICATION

Section 1. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VIII.

Section 2. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

Section 3. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right that any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise.

Section 4. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any rights to indemnification or to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such amendment, repeal, adoption or modification with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that accrued or arose, prior to such amendment, repeal, adoption or modification.

ARTICLE IX

BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend, alter, change and repeal the Bylaws, without the consent or vote of the stockholders, by the affirmative vote of at least a majority of the entire Board of Directors. The stockholders of the Corporation are also expressly authorized to adopt, amend, alter, change and repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, from and after the Voting Threshold Date, (A) the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of the shares of capital stock entitled to vote at an election of directors, voting together as a single class, shall be required to adopt, amend, alter, change or repeal any provision of the Bylaws and (B) any provision of the Bylaws that requires, for any action, any different or additional vote of the stockholders of the Corporation may be amended, altered, changed or repealed only by (1) the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of the shares of capital stock entitled to vote at an election of directors, voting together as a single class, and (2) such different or additional vote of the stockholders of the Corporation called for in such provision.

ARTICLE X

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (C) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws or (D) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware, in each such case excluding actions or proceedings in which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) or for which the Court of Chancery does not have subject matter jurisdiction. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any other vote that may be required by law or by this Amended and Restated Certificate of Incorporation, from and after the Voting Threshold Date, (A) the affirmative vote of the holders of at least two-thirds of the combined voting power of the shares of capital stock entitled to vote at an election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation (or the Bylaws) inconsistent with the purpose and intent of, Section 6, Section 7, Section 8 and Section 9 of Article IV, Article V, Section 2 and Section 3 of Article VI, Article VIII, Article IX and Article X of this Amended and Restated Certificate of Incorporation and (B) the affirmative vote of the holders of at least eighty-five percent (85%) of the combined voting power of the shares of capital stock entitled to vote at an election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation (or the Bylaws) inconsistent with the purpose and intent of, Article VII or this Article XI of this Amended and Restated Certificate of Incorporation.

ARTICLE XII

SEVERABILITY

If any provision of this Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (A) such provision shall continue to be valid, legal and enforceable as applied to other persons or entities or to other circumstances and (B) the validity, legality and enforceability of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, void, illegal or unenforceable that is not itself held to be invalid, void, illegal or unenforceable) shall not in any way be affected, impaired or invalidated thereby.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf this      day of             , 2014.

ENOVATION CONTROLS, INC.

By:
Name:	Patrick W. Cavanagh
Title:	President and Chief Executive Officer